Exhibit 10.6

April 30, 2019

PERSONAL AND CONFIDENTIAL

Re: Offer of Employment

Dear Peter Rhode, PhD:

We are extremely pleased to offer you the position of Chief Scientific Officer / VP, Clinical Operations with HCW Biologics, Inc. (the “Company”), reporting to Hing Wong, CEO. We hope you find working with our team a richly rewarding experience. Listed below are the specifics pertaining to our job offer.

Start Date:	May 30, 2019 or such other earlier or later date as may be mutually agreed upon between you and the Company.

Annual Salary:	$215,000, subject to standard payroll deductions and withholdings, paid per HCW Biologics’ standard payroll schedule (currently every two weeks).

Benefits:

We offer our full-time employees benefits effective the first day of the month following 30 days of employment. These benefits include group coverage for Medical, Dental, Vision, Life, and Long Term Disability plans. HCW covers the cost of coverage for Medical, Dental, Life, and LTD plans for the employee.

We encourage all employees to participate in our company-sponsored 401k retirement plan. This plan offers an employer match with immediate vesting. There is no waiting period for participation.

Stock Options:	You will also receive a stock option grant, administered by the Company’s Employee Incentive Stock Option Plan, to purchase up to two-hundred thousand (200,000) shares of the Company’s common shares at the fair market value set by the Board of Directors at $0.038 per share. 20% of the option shares will vest after your 1st year of service, with the balance vested over the following three years, according to the Incentive Stock Option Plan’s vesting schedule.

Paid Time Off:

Vacation: 4 weeks, pro-rated first year of service – You will accrue 6.15 hours per pay period and you can use this time through the last pay period in December 2019. Beginning January 1, 2020, you will be entitled to a full 4 weeks of vacation.

Sick: 7 days, accrued throughout the calendar year.

Paid Holidays: 8 days, list of observed holidays is provided in the employee handbook.

We are offering you a position of trust that requires maintenance of confidence. It will be necessary for you to execute the Company’s employee proprietary information agreement within your first seven (7) working days.

Finally, you agree that arbitration shall be the exclusive means of resolving any dispute between you and the Company with respect to your employment. Any such dispute would be resolved by a neutral arbitrator, rather than through a lawsuit, with the neutral arbitrator to be selected and the arbitration conducted pursuant to the Employment Dispute Resolution rules of the American Arbitration Association (AAA). This agreement and the terms of your employment shall be governed and interpreted under the laws of the State of Florida, without reference to the conflicts-of-laws principles thereunder.

We look forward to the opportunity to have you as a member of HCW Biologics! We have an exciting time ahead of us and a once-in-a-lifetime opportunity to create a world-class biotechnology company. If you agree with the above employment offer details, please sign below and return this employment offer to the human resources department. This employment offer is in effect for five (5) business days.

Sincerely,

/s/ Raquel Diaz

Raquel Diaz, MS, SHRM-SCP

Director, Human Resources

HCW Biologics, Inc.

My signature indicates acceptance of this offer:

/s/ Peter Rhode
Peter Rhode, Rhode, PhD